Exhibit 3.1

MB FINANCIAL, INC.

ARTICLES OF AMENDMENT

MB Financial, Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore, Maryland (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:              The Charter of the Corporation is hereby amended by revising Article 7 of the Charter to read in its entirety as follows:

           “ARTICLE 7.  Directors. The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A.  Management of the Corporation.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  All powers of the Corporation may be exercised by or under the authority of the Board of Directors, except as conferred on or as reserved to the stockholders by law or by the Charter or the By-laws of the Corporation.

          B.  Number, Class and Terms of Directors; Cumulative Voting.  The number of directors of the Corporation shall be nine, which number may, subject to any limitations and/or voting requirements set forth in the By-laws of the Corporation, be increased or decreased from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) (the “Whole Board”); provided, however, that such number shall never be less than the minimum number of directors permitted by the Maryland General Corporation Law (“MGCL”) now or hereafter in force.  Except with respect to any directors who may be elected by the holders of any class or series of Preferred Stock or Other Stock, at the 2012 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term of office to expire at the 2013 annual meeting of stockholders, at the 2013 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term of office to expire at the 2014 annual meeting of stockholders and at the 2014 annual meeting of stockholders and each annual meeting of stockholders thereafter, the successors of the directors whose terms expire at each such meeting shall be elected for a term of office expiring at the annual meeting of stockholders next following their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

    The names of the current directors of the Corporation, who shall serve until their successors are elected and qualified, are as follows: David P. Bolger, Robert S. Engelman, Jr., Mitchell Feiger, Charles J. Gries, James N. Hallene, Thomas H. Harvey, Richard J. Holmstrom, Karen J. May and Ronald D. Santo.

    Stockholders shall not be permitted to cumulate their votes in the election of directors.

         C.  Vacancies.  Subject to the rights of the holders of any class or series of Preferred Stock or Other Stock then outstanding and except as otherwise provided in the By-laws of the Corporation, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and any director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          D.  Removal.  Subject to the rights of the holders of any class or series of Preferred Stock or Other Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof) voting together as a single class.

           E.  Stockholder Proposals and Nominations of Directors.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.”

SECOND:         The amendment to the Charter of the Corporation as set forth above was duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law and by the Charter of the Corporation.

THIRD:             The undersigned President and Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

   IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to by signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Vice President and Secretary as of the 14th day of June, 2011.

ATTEST:	MB FINANCIAL, INC.

/s/Doria L. Koros	/s/Mitchell Feiger
Doria L. Koros	Mitchell Feiger
Vice President and Secretary	President and Chief Executive Officer